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EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated November 12, 2007 with respect to the statements of combined revenues and direct operating expenses of the Forest Alaska Holding LLC for the years ended December 31, 2006, 2005 and 2004 included in the Registration Statement and related Prospectus of Pacific Energy Resources Ltd. for the registration of shares of its common stock.



/S/ ERNST & YOUNG LLP

Denver, Colorado
February 5, 2008